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                                                                    EXHIBIT 4.2


                    AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

         This AMENDMENT to that certain Convertible Promissory Note (the "Note"), dated July 31, 2001, in the principal amount of $797,162, is made as of the 31st day of March, 2003, by and between Continucare Corporation, a Florida corporation (the "Company"), and Frost Nevada Investments Trust (the "Holder").

                                    RECITALS

         WHEREAS, the Company issued the Note to Frost Nevada Limited Partnership which provides for interest to accrue and be paid at an annual rate of 7% (the "Interest Rate"); and

         WHEREAS, Frost Nevada Limited Partnership assigned the Note to Holder as of December 20, 2002; and

         WHEREAS, the Company and the Holder desire to amend the Note to revise the Interest Rate of the Note so that such Interest Rate is increased to 9%.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 1 of the Note is hereby amended by deleting Section 1 in its entirety and substituting therefor a new Section 1 to read as follows:

                  "2.      PRINCIPAL AND INTEREST. Continucare Corporation (the
         "Company"), a Florida corporation, for value received, hereby promises to pay to the order of Frost Nevada Investments Trust (the "Holder") in lawful money of the United States, the principal amount of Seven Hundred Ninety-Seven Thousand One Hundred Sixty-Two Dollars ($797,162) (the "Principal Amount"), together with simple interest at the rate, effective as of April 1, 2003, of Nine Percent (9%) per annum. Payments shall be made by wire transfer to an account designated by the Holder. If a Payment Date is not a Business Day (as hereinafter defined), payment will be made on the next Business Day and interest shall accrue for the intervening period. Accrued interest shall be payable in cash semi-annually in arrears on each December 31 and June 30, commencing December 31, 2001, and upon maturity; however, if the indebtedness subject to this Note is converted as set forth in Section 2, then accrued interest shall be converted as in accordance with
         Section 2. Additionally, notwithstanding any provision of this Note, it is the intent and agreement of the Holder that in the event any interest specified herein is found to violate any applicable law or regulation, that this Note shall be construed or deemed amended so that the interest is reduced to the extent necessary to comply with such applicable law or regulation.

                  As used in this Note, "Business Day" shall mean any day other than a day on which commercial banks in Miami, Florida are authorized or required by law to close.


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                  Principal and any accrued interest on this Note is due and payable, if not earlier converted pursuant to Section 2 hereof, any time on or after October 31, 2005 (the "Maturity Date"), upon demand by the Holder to the Company. Unless this Note is converted in accordance with Section 2 hereof, payment of principal and interest shall be made in lawful money of the United States to the Holder of this Note via wire transfer to any account designated by the Holder, at the option of the Holder, at such other place in the United States as the Holder shall have designated to the Company in writing.

                  This Note shall not be prepaid by the Company, in whole or in part, without the consent of the Holder."

         3. Except as specifically amended hereby, the Note is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

         4. This Amendment shall be deemed a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         5. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                           HOLDER:

                           FROST NEVADA INVESTMENTS TRUST


                           By:  /s/ Phillip Frost, M.D.
                              -------------------------------------------------
                           Name: Phillip Frost, M.D.
                           Title: Trustee


                           COMPANY:

                           CONTINUCARE CORPORATION


                           By: /s/ Spencer J. Angel
                              -------------------------------------------------
                              Spencer J. Angel, President


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